Exhibit 10.6

ESCROW AGREEMENT

This ESCROW AGREEMENT (the “Agreement”), dated as of August _, 2021 by and among Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”), Greenvision Acquisition Corp. (the “Purchaser” or the “Parent”) and Salvatore Palella (the “Stockholders’ Representative”) as the representative of the stockholders of Helbiz, Inc. (the “Company”).

WHEREAS, the Purchaser, Greenvision Merger Sub Inc., a wholly-owned subsidiary of Purchaser (“Merger Sub”), the Company, the stockholders of the Company (each a “Stockholder” and collectively the “Stockholders”) and the Stockholders’ Representative entered into a Merger Agreement and Plan of Reorganization, dated February 8, 2021 (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company and the conversion of shares of Company Common Stock (excluding any shares held in the treasury of the Company) into the right to receive the Purchaser Merger Shares in accordance with the terms set forth in the Merger Agreement; and

WHEREAS, pursuant to Section 10.3 of the Merger Agreement, the Purchaser is required to deposit 1,600,000 shares of Purchaser Common Stock, par value $0.0001 per share (the “Escrow Shares”), which Escrow Shares would otherwise be issuable to the Stockholders, with the Escrow Agent on the date hereof in connection with the indemnification obligations of the Stockholders as contemplated by the Merger Agreement.

NOW, THEREFORE, the parties agree as follows:

1.      Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

2.      Appointment and Acceptance of Escrow Agent. The Purchaser and the Stockholders’ Representative hereby appoint the Escrow Agent to act, and the Escrow Agent hereby agrees to act, as escrow agent hereunder and to hold, safeguard and disburse the Escrow Shares pursuant to the terms and conditions hereof. The Escrow Agent’s duties hereunder shall terminate upon its distribution of the entire Escrow Fund in accordance with this Agreement.

3.      Escrow Deposit. Concurrently with the execution of this Agreement, the Purchaser shall deposit, or cause to be deposited, the Escrow Shares with the Escrow Agent. The certificates representing the Escrow Shares will be registered in the name of the Company’s stockholders. The Escrow Shares will be allocated among, and deemed to be beneficially owned by, the persons listed on Exhibit A attached hereto in accordance with the allocation set forth thereon.

4.	Ownership and Rights with Respect to the Escrow Shares.

(a)                    Except as herein provided, the Stockholders shall be entitled to exercise all of their rights as stockholders of Purchaser with respect to the Escrow Shares during the Escrow Period (defined below), including, without limitation, the right to vote their Escrow Shares. The “Escrow Period” shall mean the period of time from and after the Closing and continuing until the later of (i) the date that is the 12-month anniversary after the Closing, and

(ii) the date of the release of any Escrow Shares in the Pending Claims Reserve provided in

Section 5 hereunder; provided that the Escrow Period shall not exceed the 24-month anniversary of the Closing.

(b)                    During the Escrow Period, all dividends payable in cash with respect to Escrow Shares shall be paid to the Stockholders, but all dividends payable in stock or other non- cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof.

(c)                    During the Escrow Period, no sale, transfer or other disposition may be made of any or all Escrow Shares except (i) to a “Permitted Transferee” (as hereinafter defined),

(ii)	by virtue of the laws of descent and distribution upon death of any Stockholder, or

(iii)  pursuant to a qualified domestic relations order (each such transfer a “Permitted Transfer”); provided, however, that such Permitted Transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement. As used in this Agreement, the term “Permitted Transferee” shall include: (1) members of a Stockholder’s “Immediate Family” (as hereinafter defined); (2) an entity in which (A) a Stockholder and/or members of a Stockholder’s Immediate Family beneficially own 100% of such entity’s voting and non-voting equity securities, or (B) a Stockholder and/or a member of such Stockholder’s Immediate Family is a general partner and in which such Stockholder and/or members of such Stockholder’s Immediate Family beneficially own 100% of all capital accounts of such entity; (3) a revocable trust established by a Stockholder during his or her lifetime for the benefit of such Stockholder or for the exclusive benefit of all or any member of such Stockholder’s Immediate Family; and (4) any Affiliate. As used in this Agreement, the term “Immediate Family” means, with respect to any Stockholder, a spouse, parent, lineal descendants, the spouse of any lineal descendant, and brothers and sisters (or a trust, all of whose current beneficiaries are members of an Immediate Family of the Stockholder). As used in this Agreement, “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. As used in this Agreement, “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental entity. Upon receipt of an agreement to be bound by the terms and conditions of this Agreement as required above, the Escrow Agent shall deliver to such transferring Stockholder the original share certificate out of which the assigned shares are to be transferred, and shall request that Purchaser issue new certificates representing (x) the number of shares, if any, that continue to be owned by the transferring Stockholder, and (y) the number of shares owned by the Permitted Transferee as the result of such transfer, each of which shall be returned to the Escrow Fund hereunder until the expiration of the Escrow Period. Purchaser, the transferring Stockholder and the Permitted Transferee shall cooperate in all respects with the Escrow Agent in documenting each such transfer and in effectuating the result intended to be accomplished thereby. During the Escrow Period, no Stockholder shall pledge or grant a security interest in such Stockholder’s Escrow Shares or grant a security interest in such Stockholder’s rights under this Agreement.

2

5.	Indemnification Claims.

(a)	Established Claims.

(i)                        If, at any time on or before the end of the 12-month anniversary of the Closing, any Indemnified Party (as defined in the Merger Agreement) is entitled to make a claim for indemnification pursuant to Article X of the Merger Agreement (an “Indemnification Claim”), after fully complying with the procedures and obligations required therein, the Purchaser may deliver written notice to the Stockholder Representative (each a “Notice”), with a copy to the Escrow Agent, that contains (i) a description, in reasonable detail, of the nature of the Indemnification Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss, and (iii) the basis of the Purchaser’s request for indemnification under the Merger Agreement in reasonable detail, including a reference to the specific provision of the Merger Agreement alleged to have been breached. In accordance with the Merger Agreement, each such Notice will request that the Escrow Agent distribute all or a portion of the Escrow Shares (the “Distribution Request Amount”) to Purchaser in satisfaction of the amount of such Indemnification Claim, subject to the limitations, procedures and obligations required by Article X of the Merger Agreement, together with a copy of any other documentation required pursuant to the terms of the Merger Agreement.

(ii)                      If the Stockholder Representative provides a notice to the Purchaser (with a copy to the Escrow Agent) (a “Counter Notice”), within thirty (30) days following the date of the Notice (such thirty (30)-day period, the “Representative Review Period”), disputing all or a portion of the matters or amounts described in the Notice, the Stockholder Representative and the Purchaser shall attempt to resolve such dispute by voluntary settlement as provided in Section 5(b) below. If no Counter Notice with respect to an Indemnification Claim is received by the Escrow Agent within the Representative Review Period, then the Distribution Request Amount in the Indemnification Claim shall be deemed to be an Established Claim (defined below) for purposes of this Agreement and if a Counter Notice is delivered disputing only a portion of the matters or amounts described in the Notice, the undisputed portion of the Distribution Request Amount pertaining to such Indemnification Claim shall be deemed to be an Established Claim.

(iii)                    As used in this Agreement, “Established Claim” means any (i) portion of any Distribution Request Amount that is not disputed pursuant to Section 5(a)(ii) above, (ii) portion of any Distribution Request Amount that is resolved by mutual resolution pursuant to Sections 5(b)(i) and (ii), resulting in an award to Purchaser, or

(iii)  portion of any Distribution Request Amount that has been sustained by a final determination (after exhaustion of any appeals) of a court of competent jurisdiction. Notwithstanding anything herein to the contrary, each Indemnification Claim shall be subject to the limitations, procedures and obligations set forth in Article X of the Merger Agreement, and no portion of any Indemnification Claim may be deemed to be an Established Claim or otherwise payable under Article X of the Merger Agreement unless and until the aggregate amount of all indemnifiable Losses exceeds the Basket.

(iv)                    Promptly after any portion of an Indemnification Claim becomes an Established Claim, the Stockholder Representative and the Purchaser shall jointly deliver a notice to the Escrow Agent (a “Joint Notice”) directing the Escrow Agent to pay to Purchaser,

3

and the Escrow Agent, upon receipt of the Joint Notice, promptly shall deliver to Purchaser, the number of Escrow Shares, subject to the provisions of this Agreement, with a value equal to the dollar amount of the Distribution Request Amount comprising the Established Claim (or, if at such time there remains in escrow less than the full amount so payable, the full amount of the remaining Escrow Shares.

(v)                      Payment of an Established Claim shall be made in an amount of Escrow Shares pro rata from each account maintained on behalf of each Stockholder. The Escrow Agent shall transfer to Purchaser out of escrow that number of Escrow Shares necessary to satisfy each Established Claim, as set out in the Joint Notice. Each transfer of Escrow Shares in satisfaction of an Established Claim shall be made by the Escrow Agent delivering to Purchaser such number of Escrow Shares held in each applicable Stockholder’s account evidencing not less than such Stockholder’s pro rata portion of the aggregate number of Escrow Shares specified in the Joint Notice. The parties hereto (other than the Escrow Agent) agree that the foregoing right to make payments of Established Claims in Escrow Shares may be made notwithstanding any other agreements restricting or limiting the ability of any Stockholder to transfer any Escrow Shares or otherwise. The Stockholder Representative and the Purchaser will exercise utmost good faith in all matters relating to the preparation and delivery of each Joint Notice.

(b)                    Disputed Claims. If a Counter Notice is delivered by the Stockholder Representative within the Representative Review Period, then: (i) for the sixty (60)-day period immediately following the date of such notice, the Stockholder Representative and the Purchaser shall attempt to resolve such dispute by consultation and negotiation with each other before taking any other action; and (ii) if the Stockholder Representative and the Purchaser are unable to reach a settlement with respect to a dispute, such dispute shall be resolved in accordance with the Merger Agreement.

6.	Scheduled Distributions of Escrow Fund.

(a)                    On the first business day after the date that is the 18-month anniversary after the Closing, the Escrow Agent shall, upon receipt of a Joint Notice, distribute and deliver to each Stockholder certificates representing the Escrow Shares then in such Stockholder’s account equal to the original number of Escrow Shares placed in such Stockholder’s account less the sum of (i) the number of Escrow Shares applied in satisfaction of Indemnification Claims made prior to the Escrow Period and (ii) the number of Escrow Shares in the Pending Claims Reserve allocated to such Stockholder’s account, in book-entry form (to the extent possible), as provided in the following sentence. If, at such time, there are any Indemnification Claims with respect to which Notices have been received but which have not been resolved pursuant to Section 5 hereof, a final determination (after exhaustion of any appeals) by a court of competent jurisdiction, as the case may be (in either case, “Pending Claims”), and which, if resolved or finally determined in favor of Purchaser, would result in a payment of Escrow Shares to Purchaser, the Escrow Agent shall retain in the Pending Claims Reserve that number of Escrow Shares having a value equal to the Distribution Request Amount for such Indemnification Claims, allocated pro rata from the account maintained on behalf of each Stockholder. Thereafter, if any Pending Claim becomes an Established Claim, the Stockholder Representative and Purchaser shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to deliver to Purchaser the number of Escrow Shares in the Pending Claims

4

Reserve in respect thereof determined in accordance with Section 5(a)(iii) above and to deliver to each Stockholder the remaining Escrow Shares in the Pending Claims Reserve allocated to such Pending Claim, all as specified in the Joint Notice. If any Pending Claim is resolved without resulting in an Established Claim, the Stockholder Representative and the Purchaser shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to each Stockholder its pro rata portion of the number of Escrow Shares allocated to such Pending Claim in the Pending Claims Reserve.

(b)                    As used herein, the “Pending Claims Reserve” shall mean, at the time any such determination is made, that number of Escrow Shares having a value equal to the sum of the aggregate Distribution Request Amounts claimed with respect to all Pending Claims (as shown in the Notices of such Claims), subject to the Basket described in Article X of the Merger Agreement.

(c)                    The Escrow Agent, the Stockholder Representative and the Purchaser shall cooperate in all respects with one another in the calculation of any amounts determined to be payable to Purchaser and the Stockholder in accordance with this Agreement and in implementing the procedures necessary to effect such payments. Notwithstanding anything to the contrary herein, any portion or all of the Escrow Shares shall be promptly (but in any event within three (3) business days) released and distributed to the Stockholders, allocated among the Stockholders in accordance with the allocation set forth on Exhibit A attached hereto, (i) pursuant to a Joint Notice delivered to the Escrow Agent or (ii) upon the Escrow Agent receiving a certified copy of a final non-appealable award, judgment or order issued by a court of competent jurisdiction relating to such claim (a “Judgment”) directing delivery of all or a portion of the Escrow Amount, as applicable, along with payment delivery instructions (and that the Escrow Agent should disburse all or a portion of the Escrow Amount, as applicable, as provided in such Judgment).

(d)               The value of an Escrow Share shall be as determined in accordance with Article X of the Merger Agreement.

7.	Duties and Liability of Escrow Agent.

(a)                The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity. In the event of any conflict between the terms and provisions of this Agreement, those of the Merger Agreement, any schedule or exhibit attached to this Agreement, or any other agreement between the parties, the terms and provisions of the Merger Agreement shall control; provided, that, notwithstanding the terms of any other agreement between the parties, the terms and conditions of this Agreement shall control the actions of the Escrow Agent.

(b)               Escrow Agent shall be liable only for its bad faith, willful misconduct or gross negligence and not for any act done or omitted by it hereunder in good faith. The parties hereto agree that Escrow Agent will not be called upon to construe any contract or instrument. Escrow Agent is authorized to comply with and obey laws, orders, judgments, decrees, and regulations of any governmental authority, court, tribunal, or arbitrator; provided, however, that Escrow Agent shall, to the extent practicable, give each of the other parties hereto reasonable

5

notice of its intention to comply with or obey any such law, order, judgment, decree, or regulation and the opportunity to object to such intention to comply or obey (for which Escrow Agent shall be entitled to indemnification as provided in this Agreement); provided, further, that Escrow Agent shall not be required to give any such notice if, in its reasonable judgment, a delay in complying or obeying any such law, order, judgment, decree, or regulation would prejudice any rights of Escrow Agent or subject it to any liability. If Escrow Agent complies with or obeys any such law, order, judgment, decree, or regulation, Escrow Agent shall not be liable to any of the parties hereto or to any other person even if such law, order, judgment, decree, or regulation is subsequently reversed, modified, annulled, set aside, vacated, found to have been entered without jurisdiction, or found to be in violation of or beyond the scope of a constitution or a law. The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, other than actions which have been finally adjudicated by a court of competent jurisdiction to constitute willful misconduct or gross negligence, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification under Section 11, below, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel unless such actions have been finally adjudicated by a court of competent jurisdiction to constitute willful misconduct or gross negligence.

(c)                    The Escrow Agent’s sole responsibility upon receipt of any notice requiring any payment to Purchaser or the Stockholders pursuant to the terms of this Agreement or, if such notice is disputed by the Stockholder Representative or the Purchaser, the settlement with respect to any such dispute, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay to the Purchaser or the Stockholders, as applicable, the amount specified in such notice, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

8.      Actions Protected. Escrow Agent may rely, and shall be protected in acting or refraining from acting, upon any written notice, waiver, consent, certificate, receipt, authorization, power of attorney, instruction, request or other paper or document (each a “Notice”), furnished to it hereunder and believed by it to be genuine. If Escrow Agent receives a Notice under which some action is to be taken by it, it shall not be required to act thereon until it has had an opportunity, if it so desires and in its sole discretion, to investigate the authenticity of such Notice.

9.      Legal Counsel. Escrow Agent may consult with and obtain advice from legal counsel of its own choice in the event of any question as to the provisions hereof or its duties hereunder and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. Escrow Agent shall be fully protected in acting in good faith, including without limitation acting in accordance with the opinion and instructions of legal counsel.

10.      No Other Duties. Escrow Agent shall have no duties arising from this Agreement except those expressly set forth herein, and it shall not be bound by any notice of claim or demand with respect thereto, or any waiver, modification, amendment, termination, cancellation revision or rescission of this Agreement, unless received by it in writing in conformity with the provisions hereof, and, if Escrow Agent’s duties hereunder are affected, unless it shall have

6

given its prior written consent thereto. Escrow Agent shall not be bound by any assignment by the Purchaser or by the Stockholders’ Representative of any rights hereunder unless Escrow Agent shall have received written notice thereof from the assignor.

11.      Indemnification. The Escrow Agent shall be indemnified and held harmless by the parties hereto from and against any expenses, including reasonable and documented counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim that arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in any state or federal court located in the Borough of Manhattan, State of New York. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

12.              Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Parties for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Parties for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

13.              Termination. Escrow Agent’s responsibilities and liabilities hereunder, except as a result of its own bad faith, willful misconduct or gross negligence, will terminate upon distribution of all Escrow Shares held by Escrow Agent in accordance with the provisions of this Agreement.

14.      Resignation; Succession. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto thirty

(30) days prior written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to a successor escrow agent appointed jointly by the Representative and the Committee. If no new escrow agent is so appointed within the sixty (60)-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Fund with any court it reasonably deems appropriate. The parties may remove the Escrow Agent at any time and for any reason (or for no reason) and the Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time, jointly; provided, however, that such resignation shall become effective only upon the joint agreement and acceptance by the Representative and the Committee of the appointment of a successor escrow agent as provided in this Section 14.

15.      Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

7

16.      Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered in person, (b) transmitted by facsimile or e-mail or (c) mailed by first class, overnight or certified mail, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other address as a party shall hereafter specify by notice to the other parties:

If to the Purchaser, to:

GreenVision Acquisition Corp. One Penn Plaza, 36th Floor New York, NY 10019

Attn: David Fu, Chief Executive Officer e-mail: david.fu@glo.com.cn

With a copy (which shall not constitute notice) to: Becker & Poliakoff, LLP

45 Broadway, 17th Floor

New York, New York 10006 Attn: Chengying Xiu, Esq.

e-mail: Jxiu@beckerlawyers.com If to the Stockholders’ Representative:

Salvatore Palella Helbiz, Inc.

32 Old Slip, 32nd Floor New York, NY 10005 e-mail: ceo@helbiz.com

If to Escrow Agent:

Continental Stock Transfer & Trust Company One State Street – 30th Floor

New York, New York 10004 Attention:

Email:

Fax: (212) 616-7615

All such notices and communications shall be deemed to be effective and to have been delivered on (i) the date of delivery thereof if delivered in person, (ii) one day after a facsimile or e-mail is sent, provided that an appropriate electronic confirmation is received, (iii) 24 hours after being sent by overnight courier, or (iv) on the third business day after the mailing thereof to the last known address of the recipient, except that notice of change of address shall be effective only upon receipt or upon refusal to accept delivery thereof.

17.      Recovery of Attorneys’ Fees and Court Costs. In the event of a dispute concerning the disbursement or distribution of the Escrow Shares which dispute is resolved by a court order,

8

the prevailing party shall be entitled to recovery of its reasonable attorneys’ fees, court costs, and other related expenses incident to such cause of action from the other party.

18.      Entire Agreement. This Agreement, together with the Merger Agreement, as referenced herein, constitutes the entire agreement among the parties and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties with respect to the subject matter hereof. Any party hereto may, by an instrument in writing, waive compliance by another party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

19.      Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective heirs, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall (a) confer on any person other than the parties, or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties' partners or participants in a joint venture. Escrow Agent shall not be obliged to recognize any such succession or assignment until written evidence thereof shall have been received by it.

20.      Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, in light of the tenor of this Agreement, and upon so agreeing, shall incorporate such substitute provision in this Agreement. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

21.      Assignment. This Agreement shall not be assignable by any party without the prior written consent of the other parties hereto.

22.      Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflicts of law principles thereof.

23.      Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument and any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterparts. All signatures of the parties to this Agreement may be transmitted by facsimile or portable document format (.pdf) signature pages, and such facsimile or portable document format (.pdf) signature pages will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

24.      Headings. The headings of the foregoing paragraphs of this Agreement are inserted herein for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9

25.      Equitable Relief. Each of the parties will be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement by the other party and to enforce specifically the terms and provisions hereof, without proof of actual damages or any requirement to post a bond, in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

[Signature Page Follows]

10

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

Escrow Agent:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:

Name:

Title:

Purchaser:

GREENVISION ACQUISITION CORP.

By:

Name: Zhigeng (David) Fu

Title: Chief Executive Officer

STOCKHOLDERS’ REPRESENTATIVE

Name: Salvatore Palella

11

EXHIBIT A

ESCROW SHARES ALLOCATION

Name	Address	No. of Escrow Shares
Salvatore Palella		1,600,000 Class B Shares

12